Exhibit 99.1

Federal Circuit Court vacates lost profits award against ION; Remands case to
District Court to determine whether to reinstate lost profits award or hold a new trial as to lost profits

HOUSTON - January 11, 2019 - ION Geophysical Corporation (NYSE: IO) today announced that the Federal Circuit Court of Appeals in Washington, D.C. has again vacated the judgment that would have required ION to pay more than $93 million to WesternGeco for lost profits from surveys performed by ION’s customers outside of the United States. The Federal Circuit Court had the case on remand from the United States Supreme Court, which, in June, ordered the Federal Circuit to determine whether it was appropriate to reinstate the jury’s verdict for lost profits in this case. The lost profits stem from a verdict that ION infringed several patent claims held by WesternGeco. Since the jury verdict, a majority of the patent claims have been found to be invalid by the Patent and Trademark Office and the Federal Circuit Court, meaning that the patents underlying the claims should never have been granted. Of the patent claims that were not invalidated, only one is asserted by WesternGeco to have supported the lost profits award.

In its ruling, the Federal Circuit Court remanded to the United States District Court for the Southern District of Texas to determine whether to hold a new trial as to lost profits. The Federal Circuit Court held that the lost profits award can be reinstated by the District Court if the existing trial record establishes that the jury must have found that the technology covered by the one remaining patent claim was essential for performing the surveys upon which lost profits were based. If the District Court concludes that WesternGeco established at trial, with undisputed evidence, that the remaining claim covers technology that was necessary to perform the surveys, then the District Court may deny a new trial and reinstate lost profits. Otherwise, the District Court must order a new trial.

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.

Exhibit 99.1

Contacts

ION (Investor relations)
Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com

ION (Legal)
EVP, General Counsel & Corporate Secretary
Matthew Powers, +1 713.366.7226
matt.powers@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2017, filed on February 8, 2018. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.